Exhibit 5.1

10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
June 16, 2025	Dubai	San Diego
	Düsseldorf	San Franciso
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
ASGN Incorporated 400 Cox Road, Suite 110 Glen Allen, Virginia 23060	London	Tokyo
	Los Angeles	Washington, D.C.
Madrid

Re:    Registration Statement on Form S-8 of ASGN Incorporated; 7,500,000 shares of Common Stock, par value $0.01 per share

To the addressee set forth above:

We have acted as special counsel to ASGN Incorporated, a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 7,500,000 shares of common stock, $0.01 par value per share (the “Shares”), of which (i) 3,500,000 Shares are issuable under the First Amendment to the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan (the “Award Plan”) and (ii) 4,000,000 Shares are issuable under the First Amendment to the Second Amended and Restated 2010 Employee Stock Purchase Plan (together with the Award Plan, the “Plans”). The Shares are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2025 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

June 16, 2025 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
    This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP